INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of your contract. The contract to which it is attached is modified, as specified below, in order to qualify as an Individual Retirement Annuity (“IRA”) under the terms of the Internal Revenue Code as amended (the “Code”), the rules and regulations thereunder (“Income Tax Regulations”), and successor provisions thereto. The Owner shall comply with the provisions of this rider to prevent loss of the advantages of tax deferral and to prevent tax penalties.

All the provisions of the contract and this rider shall be interpreted to maintain the qualification of the contract as an IRA under Code sections 408(b), 408(p) and 401(a)(9) and the Income Tax Regulations thereunder. Where the provisions of the rider are inconsistent with the provisions of the contract, including the provisions of any other endorsements or riders issued with the contract, the provisions of this rider will control. We reserve the right to amend this rider to comply with future changes in the Code and the Income Tax Regulations thereunder. We will send you a copy of any such amendment.

The following statements shall apply:

Article I

Ownership. The Owner of the contract must be an individual who is the sole Owner and the annuitant. Except as provided in this rider, and otherwise permitted under the Code and the Income Tax Regulations, neither the Owner nor the annuitant may be changed. All distributions while the Owner is alive must be made to the Owner.

If this contract is owned as an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased Owner and who has not elected to treat this IRA as the surviving spouse’s own IRA, references in this endorsement to “Owner” are to the deceased Owner and the Designated Beneficiary must be the Annuitant.

Article II

Exclusive Benefit. The contract is established for the exclusive benefit of the Owner or his or her beneficiaries. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased Owner, references in this document to the “Owner” are to the deceased Owner.

Article III

Non-forfeitable. The interest of the Owner is non-forfeitable.

Article IV

Non-transferable. The contract is non-transferable or assignable by the Owner. The contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person other than to the Issuer, other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6).

Article V

Contributions. Contributions shall be paid in cash. If the contract permits only a single premium, only one premium payment will be accepted. If the Contract permits flexible premiums, multiple premium payments will be accepted as permitted under the contract. Premiums are not fixed. The Owner shall have sole responsibility for determining whether any premium payment meets applicable income tax requirements. Any refund of premiums (other than those attributable to excess contributions) will be applied toward the payment of additional premiums before the close of the calendar year following the year of the refund. If the Owner dies

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before the entire interest has been distributed, no additional premium payments will be accepted under the contract after the Owner’s death unless the sole beneficiary is the Owner’s surviving spouse and the contract is treated as such spouse’s own IRA for federal income tax purposes. Additionally:

A.Rollovers, Transfers and Annual Cash Contributions. Except in the case of a rollover contribution (as permitted by Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a non-taxable transfer from another individual retirement plan under Code Section 7701(a)(37) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $7,000 for any taxable year beginning in 2024 and years thereafter.

After 2024, the limit may be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

After 2019, there is no age limit on making regular contributions.

B.Age 50 and Older Catch-up Contributions. In the case of an Owner who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

After 2023, the limit may be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C). Such adjustment will be in multiples of $100.

C.Contributions Specifically Authorized by Statute. In addition to the amounts described in paragraphs (1) and (2) above, an Owner may make additional contributions specifically authorized by statute – such as repayments of qualified reservist distributions, qualified disaster and qualified disaster recovery distributions, qualified birth or adoption distributions, distributions due to terminal illness, coronavirus-related distributions, qualified distributions for the purchase or construction of a main home, and certain amounts received in connection with the Exxon Valdez litigation.

D.SIMPLE IRA. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

E.Contributions to an inherited IRA. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), no contributions will be accepted, other than contributions that are in the form of a nontaxable rollover or transfer from an eligible retirement plan of a deceased Owner that is permitted under Code Section 402(c)(11) or an individual retirement plan (as defined in Code Section 7701(a)(37)) of a deceased Owner. If such contributions are made from more than one plan, the deceased Owner with respect to the plans must be the same.

Article VI

A.Distributions During IRA Owner’s Life. Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code sections 408(b)(3) and 401(a)(9) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under Article VII, paragraph (3)) must satisfy the requirements of Code Section 408(a)(6) and the Income Tax Regulations thereunder, rather than paragraphs (B), (C), and (D) below and Article VII.

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B.Required Beginning Date for Distributions During IRA Owner’s Life. The entire interest of the Owner for whose benefit the contract is maintained will commence to be distributed no later than the required beginning date, which is the first day of April following the calendar year in which such Owner attains the applicable age specified in Code section 401(a)(9)(C):

70½     if the Owner born before July 1, 1949
72     if the Owner was born after June 30, 1949 and before January 1, 1951
73     if the Owner was born after December 31, 1950 and before January 1, 1960
75     if the Owner was born after December 31, 1959

over (a) the life of such Owner or the lives of such Owner and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such Owner or the joint and last survivor expectancy of such Owner and his or her designated beneficiary. If distributions are made in the form of annuity payments, such distribution period cannot exceed the periods specified in section 1.401(a)(9)-6 of the Income Tax Regulations and the annuity payments must otherwise comply with the requirements of that section See Article VIII, paragraph E. below for other special rules applicable to annuity payments.

C.Prior to the date distributions under the contract commence in the form of annuity payments, the amount to be distributed for each calendar year, beginning with the calendar year in which you attain the applicable age specified in Code section 401(a)(9)(C) and continuing through the calendar year of your death, shall not be less than the quotient obtained by dividing the entire interest of the IRA as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in section 1.401(a)(9)-9 of the Income Tax Regulations, using your age as of your birthday in the year. However, if your sole designated beneficiary is your surviving spouse and such spouse is more than 10 years younger than you, then to the extent permitted under the Income Tax Regulations, the distribution period is determined under the Joint and Last Survivor Table in section 1.401(a)(9)-9, using the ages as of your and your spouse's birthdays in the year.

D.The first required payment can be made as late as April 1 of the year following the year the Ownerl attains the applicable age specified in Code section 401(a)(9)(C). The required minimum distribution for any other year must be completed by December 31 of that year.

E.If the Owner owns two or more individual retirement accounts or annuities, the Owner may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA (not including any Roth IRAs) that is equal to the total amount required to satisfy the minimum distribution requirements for all IRAs owned by the Owner.

F.If this contract is an inherited IRA within the meaning of Code section 408(d)(3)(C) or otherwise is maintained for a designated beneficiary of a deceased employee or Owner under an eligible retirement plan (as defined in Code section 402(c)(8)(B)), this Article VI Required Beginning Date for Distributions During IRA Owner’s Life of the endorsement does not apply unless (1) such Designated Beneficiary is the surviving spouse of the deceased Owner, and (2) for federal income tax purposes such spouse is treated as the Owner of this IRA, rather than as the Designated Beneficiary of the deceased employee or Owner.
Article VII

A.Death Before Required Beginning Date. If the Owner dies before their Required Beginning Date, to the extent required by Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder, the Owner’s entire interest in the IRA must be distributed at least as rapidly as follows:

1)If the beneficiary is not a Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death;

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2)If the beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary, the entire interest must be distributed as permitted by the Company and applicable tax law by the end of the calendar year containing the tenth anniversary of the Owner’s death.
3)If the beneficiary is a Designated Beneficiary who is also an Eligible Designated Beneficiary, the entire interest in the contract must be distributed:
i.By the end of the calendar year containing the tenth anniversary of the Owner’s death; or
ii.If elected, and if otherwise permitted by the Company, over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than:
1.the end of the calendar year following the calendar year of the Owner’s death, or
2.if later, the end of the calendar year in which the Owner would have attained the applicable age in Code section 401(a)(9)(C), provided that the Eligible Designated Beneficiary is the surviving spouse of the Owner and sole designated beneficiary and, to the extend required by Code section 401(a)(9)(B)(iv), such spouse makes an election for this rule to apply.
4)The following additional rules apply to an Eligible Designated Beneficiary, to the extent required by Code sections 408 and 401(a)(9) and the Income Regulations thereunder:
i.If distributions under A. 3) (ii) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the quotient obtained by dividing the entire interest in the IRA as of the end of the preceding year by the applicable denominator provided under the Income Tax Regulations. See paragraph E. below for how the applicable denominator is determined. If distributions under paragraph (3)(ii) above commence in the form of annuity payments, see paragraph E of Article VIII, Definitions and Special Rules below for additional rules that apply to annuity payments.
ii.If an Eligible Designated Beneficiary dies before the portion of the Owner’s interest to which paragraph (3)(ii) applies is entirely distributed, the remainder of such portion must be completely distributed by the end of the calendar year containing the tenth anniversary of the Eligible Designated Beneficiary’s death.
iii.If an Eligible Designated Beneficiary who is a minor child of the Owner reaches the age of majority, before the portion of the Owner’s interest to which paragraph (3)(ii) applies is entirely distributed, the remainder of such portion must be completely distributed by the end of the calendar year containing the tenth anniversary of the year the Eligible Designated Beneficiary reached the age of majority.
iv.If the Eligible Designated Beneficiary is the surviving spouse of the owner and the surviving spouse dies before distributions to such spouse under paragraph (3)(ii) begin, this paragraph A. will be applied as if the surviving spouse were the Owner.

B.Death On or After Required Beginning Date. If the Owner dies on or after their Required Beginning Date then, to the extent required by Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder, the entire interest in the IRA:

1)Must be distributed at least as rapidly as the method of distribution being used under Code section 401(a)(9)(A)(ii) as of the date of the Owner’s death, and
2)Must be fully distributed by:
i.The end of the calendar year containing the tenth anniversary of the Owner’s death, if the beneficiary is a Designated Beneficiary, or
ii.The end of the calendar year containing the tenth anniversary of the beneficiary’s death if the beneficiary is an Eligible Designated Beneficiary, or
iii.Such other date required by paragraph C. 2) of Article VIII, Definitions and Special Rules below or Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder.
If the beneficiary is not a Designated Beneficiary, then B. 2) above does not apply and distributions must comply only with B. 1) above.
3)To the extent that distributions are required to be made in a year pursuant to B. 1. above:

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i.If such distributions are made in a form other than annuity payments, they must not be less than the quotient obtained by dividing the entire interest in the IRA as of the end of the preceding year by the applicable denominator provided under the Income Tax Regulations. See paragraph E. below for how the applicable denominator is determined.
ii.If annuity payments commenced during the Owner’s life, those payments generally will continue after the Owner’s death under the annuity option that is in effect, subject to the requirements of paragraph b. above and the rules for annuity payments in paragraph E. Article VIII, Definitions and Special Rules below.

C.Applicability of Paragraphs A. and B. above. Except as otherwise provided under applicable federal tax law:
1)Paragraphs A. and B. above apply to distributions with respect to an Owner who dies after December 31, 2019.
2)If the Owner died before January 1, 2020, and the Owner's Designated Beneficiary dies on or after December 31, 2019, the entire interest in the IRA must be distributed as required by Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder, as in effect prior to amendment by section 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-94 (the "Act"), the provisions of which are incorporated herein by reference, and in all events by the end of the calendar year containing the tenth anniversary of the beneficiary's death, to the extent required by federal tax law.
3)If the Owner and their Designated Beneficiary both died before January 1, 2020, unless otherwise provided under applicable federal tax law, the entire interest in the IRA must be distributed as required by Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder, as in effect prior to amendment by section 401 of the Act.

D.In cases where federal tax law requires the entire interest in this contract to be distributed within a specified timeframe following an applicable death or other specified event, we may pay such distributions more rapidly. For example, we may require that such distributions occur immediately or within five years after an applicable death, without regard to whether federal tax law permits the distribution to be paid later.

E.Life Expectancy Determination. Life expectancy is determined using the Single Life Table in section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse's age in the year. If the surviving spouse as sole designated beneficiary made the election described in paragraph (a)(3) (Il)(ii) above in a calendar year after 2023, then, to the extent permitted by applicable federal tax law, such spouse's remaining life expectancy may be determined using the Uniform Lifetime Table instead of the Single Life Table. In all other cases, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the beneficiary's age as of his or her birthday in the calendar year following the calendar year of the Owner's death and reduced by 1 for each subsequent year. If distributions are not being made in the form of annuity payments, then unless otherwise required by federal tax law any minimum distributions that are based on a life expectancy are determined using (1) the designated beneficiary's life expectancy if the Owner died before their Required Beginning Date, or (2) the longer of the Owner's and designated beneficiary's life expectancy if the Owner died on or after their Required Beginning Date. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

F.Withdrawal from Another IRA. The required minimum distributions payable to a designated beneficiary with respect to this IRA contract (other than a distribution made under this contract in the form of annuity payments) may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with section 1.408-8 of the Income Tax Regulations.

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G.Spousal Continuation. If the sole designated beneficiary is the Owner's surviving spouse with an unlimited right to withdraw amounts from this IRA, the surviving spouse may elect to treat the contract as their own IRA by submitting an affirmative election to the Company in accordance with section 1.408-8 of the Income Tax Regulations. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA (if permitted under the contract) or fails to take required distributions as a beneficiary. An election described in this paragraph may be subject to timing limits and other requirements under the Income Tax Regulations, which are incorporated herein by reference.

H.Distribution Commencement Date. For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (a)(3) I)(ii) above. However, if distributions start before the applicable date in the preceding sentence in the form of annuity payments that meet the applicable requirements of the Income Tax Regulations, then, in general, the annuity starting date is treated as the date that distributions were required to begin, to the extent provided in the Income Tax Regulations under Code sections 408 and 401(a)(9).

Article VIII

Definitions and Special Rules

A. Required Beginning Date. The term "Required Beginning Date" means the first day of April following the calendar year in which the Owner for whose benefit the contract is maintained attains the "applicable age" specified in Code section 401(a)(9)(C), or such later date provided by applicable federal tax law. However, see paragraph (h) of the "Required Distributions After the Owner's Death" section above for a special rule if annuity payments start before the date referenced in the preceding sentence.

A.Designated Beneficiary. A Designated Beneficiary means any individual designated as beneficiary by the Owner. The term will be interpreted consistently with Code Section 401(a)(9)(E)(i) and the Income Tax Regulations.

B.Eligible Designated Beneficiary. The term Eligible Designated Beneficiary means any Designated Beneficiary who is

1)The surviving spouse of the Owner;
2)A child of the Owner who has not reached the age of majority (which is age 21, unless otherwise provided by federal tax law), and upon reaching the age of majority, a child of the Owner shall cease to be an Eligible Designated Beneficiary and, consistent with Code section 401(a)(9)(E)(iii) Regulation Section 1.401(a)(9)-5(e)(4) must fully distribute their remaining portion of the Owner’s interest by the end of the 10th year following the year he or she attained age 21)
3)Disabled (within the meaning of Code Section 72(m)(7)
4)Chronically ill (within the meaning of Code Section 7702B(c)(2), except the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or
5)An individual not described in any of the preceding clauses who is not more than 10 years younger than the Owner.

The term Eligible Designated Beneficiary will be interpreted consistently with Code Section 401(a)(9)(E)(ii). Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner.

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C.Interest in the IRA. Prior to the date the contract is annuitized, the "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

D.Special rules for annuity payments. The options under which annuity payments are made may be limited to ensure that the payments to be made during the Owner's life and after their death will satisfy Code sections 408 and 401(a)(9) and the Income Tax Regulations thereunder. Unless otherwise provided under applicable federal tax law:

1)Distributions in the form of annuity payments must satisfy the applicable requirements of sections 1.401 (a)(9)-6 and 1.401 (a)(9)-5 of the Income Tax Regulations, the provisions of which are herein incorporated by reference.
2)The period certain for annuity payments cannot exceed the applicable periods specified in section 1.401 (a)(9) -6 of the Income Tax Regulations.
3)Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.
4)Annuity payments must satisfy the minimum distribution incidental benefit requirements of section 1.401(a)(9)-6 of the Income Tax Regulations.
5)Annuity payments must be nonincreasing or increase only as permitted by section 401(a)(9)(J) of the Code or section 1.401(a)(9)-6 of the Income Tax Regulations.
6)If distributions (including distributions commencing on or before the Required Beginning Date while the Owner is alive are made in the form of annuity payments, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under section 1.401 (a)(9)-3 of the Income Tax Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.
7)If annuity payments commence after the date distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under section 1.401(a)(9)-3 of the Income Tax Regulations in the case of distributions commencing after death, distributions must be made in accordance with the applicable rules in section 1.401(a)(9)-5 of the Income Tax Regulations.
8)After annuity payments commence to the Owner or a designated beneficial, the payments may need to be modified (accelerated) following the death of the Owner or beneficiary, if necessary to comply with Code section 401(a)(9) and the Income Tax Regulations thereunder. Such a modification may be necessary even if the annuity payments complied with Code section 401(a) (9) and the Income Tax Regulations when they commenced.

Article IX

If the premium payments are interrupted, the contract will be reinstated at any date prior to maturity upon payment of a premium to the Issuer, and the minimum premium amount for reinstatement shall not exceed $50, however, the Issuer may at its option either accept additional future payments or terminate the contract by payment in cash of the then present value of the paid up benefit if no premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

Article X

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The Issuer shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Principal Life Insurance Company
Des Moines, Iowa 50392-0001

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